EXHIBIT 11





























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                                                                 EXHIBIT 11

               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                          ARKANSAS BEST CORPORATION

                                              Year Ended December 31
                                           1994        1993         1992
                                               ($ thousands, except
                                                 per share data)

PRIMARY:
Average shares outstanding              19,249,209  19,132,386   19,005,887

Net effect of dilutive stock
 options -- Based on the
 treasury stock method using
 average market price                      102,587      61,196       34,216
                                        ----------  ----------   ----------
  Average common shares outstanding     19,351,796  19,193,582   19,040,103
                                        ==========  ==========   ==========

Income before extraordinary item
 and cumulative effect of
 accounting change                      $   18,707  $   20,972   $   18,755

Less:  preferred stock dividend              4,298       3,904            -
                                        ----------  ----------   ----------
                                            14,409      17,068       18,755

Extraordinary item:
 Loss on extinguishments of debt                 -        (661)     (15,975)

Cumulative effect on prior years
 of change in recognition of
 revenue                                         -           -       (3,363)
                                        ----------  ----------   ----------
  Net income (loss) available
    for common shareholders             $   14,409  $   16,407   $     (583)
                                        ==========  ==========   ==========

Per common and common
 equivalent share:
  Income before extraordinary
   item and cumulative effect
   of accounting change                 $      .74  $      .89   $      .99

  Extraordinary item:
   Loss on extinguishments of debt               -        (.04)        (.84)

  Cumulative effect on prior years of
   change in recognition of revenue              -           -         (.18)
                                        ----------  ----------   ----------
                                        $      .74  $      .85   $     (.03)
                                        ==========  ==========   ==========







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